Exhibit 10.1

BOOT BARN HOLDINGS, INC.

CASH INCENTIVE PLAN FOR EXECUTIVES

TABLE OF CONTENTS

1. PURPOSE	I-3
2. DEFINITIONS	I-3
3. ELIGIBILITY	I-4
4. ADMINISTRATION	I-4
5. DETERMINATION OF AWARDS	I-4
6. PAYMENT OF AWARDS	I-6
7. LIMITATIONS ON RIGHTS TO PAYMENT OF AWARDS	I-6
8. CHANGE OF CONTROL	I-6
9. DEFERRALS	I-6
10. AMENDMENTS	I-7
11. TERMINATION	I-7
12. MISCELLANEOUS PROVISIONS	I-7

1.                          Purpose

The purpose of the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives (the “Plan”) is to enhance the ability of Boot Barn Holdings, Inc. to attract, reward and retain employees, to strengthen employee commitment to its success and to align employee interests with those of its stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company and its subsidiaries and business units and, where appropriate, on a participant’s personal performance. The Plan is intended to allow (but not require) the Committee (defined below) to make awards that meet the requirements for “qualified performance-based compensation” under section 162(m) of the Code (defined below). The Plan shall be effective as of June 29, 2017, subject to stockholder approval in 2017.

2.                          Definitions

(a)                                 “Award” shall mean an incentive award earned by a Participant under the Plan for any Performance Period.

(b)                                 “Base Salary” shall mean the Participant’s annual base salary rate in effect at the beginning of a Performance Period without regard to subsequent adjustment during the Performance Period unless otherwise determined by the Committee. Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan, imputed income from programs such as group-term life insurance, or non-recurring earnings such as moving expenses. Base Salary is based on annual salary before reductions for deferrals under Company-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.

(c)                                  “Board” shall mean the Company’s Board of Directors.

(d)                                 “Bonus Pool” shall have the meaning set forth in Section 5(b).

(e)                                  “Change of Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan (or its successor) in effect at the beginning of the Performance Period.

(f)                                   “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.

(g)                                  “Committee” shall mean the Compensation Committee of the Board. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m) and related Treasury regulations.

(h)                                 “Company” shall mean Boot Barn Holdings, Inc., a Delaware corporation, and any successor corporation.

(i)                                     “Participant” for any Performance Period, shall mean an executive employee of the Company or a subsidiary who is designated by the Committee to participate in the Plan.

(j)                                    “Performance Goals” shall have the meaning set forth in Section 5(b).

(k)                                 “Performance Period” shall mean the fiscal year of the Company or any other period of up to 12 months or more than one year designated by the Committee with respect to which an Award may be earned.

(l)                                     “Plan” shall mean this Boot Barn Holdings, Inc. Cash Incentive Plan for Executives, as in effect from time to time.

(m)                             “Target Award” shall mean the targeted amount, expressed either as a cash amount or as a percentage of the Participant’s Base Salary that the Participant will earn as an Award for the Performance Period if the targeted level of performance is achieved for each of the Performance Goals set by the Committee for the Participant. A Participant’s Target Award shall be determined by the Committee based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine.

3.                          Eligibility

All executive employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall designate which executive employees shall participate in the Plan for each Performance Period. In order to be eligible to receive an Award with respect to any Performance Period, an employee must be actively employed by the Company or a subsidiary on the payment date, except as provided in Section 7 or 8 below.

4.                          Administration

(a)                                 Committee Authority. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award, Award amount and the terms of any Bonus Pool, to approve all Awards, to determine whether Awards will be designated as “qualified performance-based compensation” for purposes of Code section 162(m), to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(b)                                 Committee Determinations. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5.                          Determination of Awards

(a)                                 Establishment of Target Awards and Performance Goals.  As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the period of service has elapsed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee shall determine the executive employees who shall be Participants during that Performance Period, each Participant’s Target Award and the Performance Goals for each Participant, all of which shall be set forth in the Committee’s minutes. The Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall establish a maximum dollar amount that may be paid to a Participant for the Performance Period. The Company shall notify each Participant of the Participant’s Target Award and the applicable Performance Goals for the Performance Period.

(b)                                 Establishment of a Bonus Pool.  As an alternative to establishing individual Target Awards, the Committee may establish a pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Awards (a “Bonus Pool”). The amount of the Bonus Pool shall be based upon the achievement of one or more Performance Goals during the Performance Period and each Participant’s Award shall be based on a fixed percentage of the Bonus Pool, in each case as specified by the Committee as soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the period of service has elapsed, or such other date as may be required or permitted under applicable regulations under Code section 162(m). The Committee may specify the amount of the Bonus Pool as a percentage of any Performance Goal, a percentage thereof in excess of a threshold amount, or as another amount bearing a mathematical relationship to such Performance Goal. The terms of the Bonus Pool and the Awards thereunder shall be set forth in the Committee minutes. The Committee shall establish a maximum dollar amount that may be paid to a Participant under the Bonus Pool. The Company shall notify each Participant of the Participant’s portion of the Bonus Pool and the applicable Performance Goals for the Performance Period.

(c)                                  Performance Goal Criteria. For any Performance Period, “Performance Goal” shall mean the performance goals of the Company or an individual or one or more divisions, business units, or subsidiaries, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.  The Performance Goals shall be based on one or more of the following objective criteria: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) e-commerce sales, (xv) private brand sales or penetration, (xvi) backlog, (xvii) income, pre-tax income or net income, (xviii) operating income or pre-tax profit, (xix) earnings before interest, taxes, depreciation and amortization (or EBITDA), (xx) earnings before interest and taxes (or EBIT), (xxi) operating profit, net operating profit or economic profit, (xxii) gross margin, operating margin, merchandise margin or profit margin, (xxiii) return on operating revenue or return on operating assets, (xxiv) cash from operations, (xxv) operating ratio, (xxvi) operating revenue, (xxvii) market share improvement, (xxviii) general and administrative expenses and (xxix) customer service.

(d)                                 Calculation of Performance Goals. The Committee will objectively define the manner of calculating the Performance Goal or Performance Goals it selects to use for such Performance Period for such Participant, including whether or to what extent there shall not be taken into account any of the following events that occurs during the Performance Period: (i) changes in corporate capitalization or corporate transactions, (ii) asset write-downs, (iii) litigation, claims, judgments or settlements, (iv) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (v) accruals for reorganization and restructuring programs, (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standard Codification Section 225-20, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period, or (vii) any other event to the extent consistent with the requirements of section 162(m) of the Code. To the extent consistent with section 162(m) of the Code, the Committee may provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings. The Committee shall specify in the minutes how the financial calculations for the Performance Goals will be made.

(e)                                  Earning an Award.  A Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that period; provided that the Committee may reduce (but not increase) an Award below the level determined based on the Performance Goals based on additional established performance criteria and/or based on its assessment of personal performance or other factors. Such reduction shall be based on any factors determined by the Committee in its sole discretion. A Participant will receive no Award if the level of achievement of Performance Goals is below the minimum required to earn an Award for the Performance Period, as specified by the Committee at the time the Performance Goals are established.

(f)                                   Maximum Award Amount.  The maximum aggregate amount that may be paid to each Participant pursuant to Awards granted under the Plan with respect to each fiscal year shall not exceed $2,500,000. If a Performance Period includes more than one fiscal year, the amount payable with respect to each fiscal year during the Performance Period shall be determined by dividing the total amount payable for the Performance Period by the number of whole and partial fiscal years in the Performance Period.

(g)                                  Section 162(m).  Awards that are intended to be “qualified performance-based compensation” under Code section 162(m) shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. An Award that is designated as “qualified performance-based compensation” under Code section 162(m) may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation,” but instead must be separate and apart from all other awards made. The Committee is authorized to reduce an Award for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the amount determined based on achievement of the Performance Goals for that Participant. Any reduction of a Participant’s Award shall not result in an increase in any other Participant’s Award.

6.                          Payment of Awards

The Committee shall certify achievement of the Performance Goals and determine the Awards that will be paid by the Company to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Payment of the Awards certified by the Committee shall be made within 2 ½ months following the last day of the Performance Period.

7.                          Limitations on Rights to Payment of Awards

(a)                                 Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date; provided, however, that the Committee may determine at the time an Award is granted or anytime thereafter, to the extent consistent with section 162(m) of the Code, that if a Participant’s employment with the Company terminates prior to the payment date, the Participant shall remain eligible to receive all or a pro-rated portion of any Award that would otherwise have been earned for the applicable Performance Period, based on attainment of the Performance Goals, in such circumstances as the Committee deems appropriate. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.  Payment of any Awards pursuant to this Section 7 shall be made at the time Awards are paid to other Participants for the Performance Period, in accordance with Section 6 above, and subject to Section 8.

(b)                                 Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Participant may be eligible to receive a pro-rated portion of any Award that would otherwise have been earned, as determined by the Committee.

8.                          Change of Control

(a)                                 Awards. Unless the Committee determines otherwise at the time an Award is granted or anytime thereafter, to the extent consistent with section 162(m) of the Code, if a Change of Control occurs prior to the end of a Performance Period, the Performance Period shall cease upon the Change of Control date and each Participant who is in the employ of the Company on the date of the Change of Control, or as otherwise determined by the Committee pursuant to Section 7 above, shall receive an Award for the Performance Period in which the Change of Control occurs, based on performance measured as of the date of the Change of Control, or as otherwise determined by the Committee.

(b)                                 Payment. Payment shall be made within 60 days after the Change of Control date (regardless of whether the Participant is employed after the Change of Control).

9.                          Deferrals

Notwithstanding the foregoing, the Committee may permit a Participant to defer receipt of an Award that would otherwise be payable to the Participant. The Committee shall establish rules and procedures for any such deferrals, consistent with the applicable requirements of Code section 409A.

10.                   Amendments

The Committee may at any time amend this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Code section 162(m). The Committee may determine that the Plan will be submitted to the Company’s stockholders for reapproval by the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan, if additional Awards that are intended to be “qualified performance-based compensation” under Code section 162(m) are to be paid under the Plan and if required by Code section 162(m) or the regulations thereunder. Except as provided in Section 12(g) below, no amendment that adversely affects any Participant’s rights to an Award that has been earned prior to the date of the amendment shall be effective for such Award unless the Participant consents to the amendment.

11.                   Termination

The Committee may terminate this Plan at any time. In the case of termination of the Plan other than in connection with a Change of Control, the Committee may determine that each Participant may receive a pro-rated portion of the Award that would otherwise have been earned for the then current Performance Period had the Plan not been terminated, as determined by the Committee. Each Award payable in accordance with this Section 11 shall be paid as described in Section 6 above.

12.                   Miscellaneous Provisions

(a)                                 No Employment Right. This Plan is not a contract between the Company and any employee or Participant. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee or to remove any individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

(b)                                 No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except upon death as provided in Section 7 above, and any attempted assignment or transfer shall be null and void.

(c)                                  Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d)                                 Obligations to the Company. If a Participant becomes entitled to payment of an Award under the Plan, and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the Award otherwise distributable, to the extent consistent with Code section 409A. Any determination under this Section 12(d) shall be made by the Committee in its sole discretion.

(e)                                  Withholding Taxes. All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or his or her personal representative pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from such Awards or other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

(f)                                   Stockholder Approval. All Awards for the 2018 fiscal year Performance Period will be made contingent upon, and subject to, stockholder approval of the Plan at the 2017 annual stockholders’ meeting.

(g)                                  Compliance with Law. It is the intent of the Company that the Plan and Awards that are intended to be “qualified performance-based compensation” under Code section 162(m) comply with the applicable provisions of Code section 162(m). It is the intent of the Company that the Plan and Awards comply with the applicable provisions of Code section 409A or an exemption, including any six month delay required for specified employees, if applicable. To the extent that any legal requirement of Code section 162(m) or 409A as set forth in the Plan ceases to be required under Code section 162(m) or 409A, that Plan provision shall cease to apply. Payment of Awards shall only be made in a manner and upon an event permitted under Code section 409A. Each payment shall be treated as a separate payment for purposes of Code section 409A, and in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Code section 409A. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.

(h)                                 Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(i)                                     Adjustments in Awards.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines, in its sole discretion, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, any such adjustments with respect to Awards that are intended to be “qualified performance-based compensation” shall be consistent with the requirements of Code section 162(m).